                                                               Exhibit 99.(g)(1)

                               MAIRS & POWER FUNDS
                                AMENDMENT TO THE
                                CUSTODY AGREEMENT

     THIS AMENDMENT dated as of December 1, 2004, to the Custody Agreement, dated as of April 15, 1996 (the "Agreement"), is entered by and between MAIRS & POWER BALANCED FUND, INC., a Minnesota corporation (the "Company") and U.S. Bank, N.A., a national banking association (the "Custodian").

                                    RECITALS

     WHEREAS, the parties have entered into a Custody Agreement; and

     WHEREAS, the Company and USBFS desire to amend said Agreement; and

     WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

     NOW, THEREFORE the parties agree as follows:

     The fee schedule of the Agreement are hereby superceded and replaced with the fee schedule attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.


MAIRS & POWER BALANCED FUND, INC.         U.S. BANK, N.A.


By: /s/ William B. Frels                  By: /s/  Joe D. Redwine
   -----------------------------------       -----------------------------------


Title:  President                         Title:  Senior Vice President
      --------------------------------          --------------------------------

                                  FEE SCHEDULE

                       MAIRS & POWER BALANCED FUND, INC.
                                DECEMBER 1,2004

                           DOMESTIC CUSTODY SERVICES
                              ANNUAL FEE SCHEDULE

COMPLEX ANNUAL FEE BASED UPON TOTAL ASSETS UNDER MANAGEMENT.
1 basis points on the first $500 million
0.75 basis points on the next $500 million
0.5 basis point on the balance

Minimum annual fee per fund -- N/A

PORTFOLIO TRANSACTION FEES
$ 5.00 per disbursement (waived if U.S Bancorp is Administrator)
$ 7.00 per US Bank repurchase agreement transaction
$ 9.00 per book entry security (depository of Federal Reserve system) and non-US Bank repurchase agrmnt
$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$ 8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$50.00 per Cedel/Euroclear transaction
$15.00 per mutual fund trade
$15.00 per Fed Wire
$15.00 per margin variation Fed wire
$ 6.00 per short sale

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Overdrafts -- charged to the account at prime interest rate plus 2.

Plus out-of-pocket expense, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.